Exhibit 10.2

AGREEMENT FOR PURCHASE
AND SALE OF PROPERTY

THIS AGREEMENT is made and entered into as of the Effective Date (as hereinafter defined), by and between PLUMAS BANK, a California corporation (“Seller” and “Leaseback Tenant”), and MOUNTAINSEED REAL ESTATE SERVICES, LLC, a Georgia limited liability company (“Buyer”).

STATEMENT OF BACKGROUND

A.         Seller is the owner of each Property (as hereinafter defined).

B.         Buyer wishes to purchase, and Seller wishes to sell, the Property, upon the terms and conditions hereinafter set forth.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of Ten Dollars ($10.00), in hand paid by Buyer to Seller, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller and Buyer hereby agree as follows:

1.	Definitions and Exhibits.

1.1	Definitions. For purposes of this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

“Agreement” shall mean this Agreement for Purchase and Sale of Property.

“Business Day” shall mean a day other than a Saturday, Sunday or legal or bank holiday in either the State where any of the Land is located or of the Federal Government.

“Closing” shall mean the closing and consummation of the purchase and sale of the Property pursuant to this Agreement.

“Closing Date” shall mean the date on which the Closing occurs as provided in Section 10.1.

“Deed” shall have that meaning set forth in Section 10.2.1.a.

“Deposit” shall have that meaning set forth in Section 3.1.

“Effective Date” shall mean January 19, 2024.

“Environmental Matter” shall mean any matter or circumstance related in any manner whatsoever to (i) the disposal or release of solid, liquid or gaseous waste into the environment, (ii) the treatment, storage disposal or other handling of any Hazardous Substance, (iii) the placement of structures or materials into waters of the United States, (iv) above-ground or underground storage tanks used for the storage of petroleum, petroleum products, or Hazardous Substances, (v) the presence of any Hazardous Substance, including, but not limited to, asbestos, in any building, structure or workplace, which matter or circumstance exists at the Property on or before the Closing Date.

“Environmental Reports” shall mean all existing environmental site assessments, remediation reports, tank removal reports and other reports (including, but not limited to, any soils and groundwater assessments and reports) for each Property in Seller’s possession or control.

“Escrow Agent” shall mean Fidelity National Title Group, 3301 Windy Ridge Parkway, Suite 300, Atlanta, Georgia 30339, Attn: Christopher Valentine, Telephone: (404) 419-3203, E-Mail: chris.valentine@FNTG.com, pursuant to the terms and conditions of the Escrow Agreement and Section 3.

“General Assignment” shall mean the Assignment of Warranties and Other Intangible Property in the form attached hereto as EXHIBIT E.

“Governmental Requirements” shall mean any and all laws, rules and regulations of federal, state and local governmental authorities having jurisdiction over the applicable Property.

“Hazardous Substances” shall mean any and all hazardous, extremely hazardous, or toxic substances or wastes or constituents as those terms are defined by any applicable Hazardous Substance Law and petroleum, petroleum products, asbestos or any asbestos-containing materials, the group of organic compounds known as polychlorinated biphenyls (PCBs), flammables, explosives, radioactive materials, and chemicals known to cause cancer or reproductive toxicity.

“Hazardous Substance Law” shall mean any and all federal, state, or local laws, rules, regulations, ordinances, agency or judicial orders and decrees, and agency agreements now and hereafter enacted or promulgated or otherwise in effect, relating to the protection of the environment, including, without limitation, the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. §§6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §§9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, 49 U.S.C. §6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. §§300f et seq., and all amendments, regulations, orders and decrees promulgated thereunder or pursuant thereto.

“Improvements” shall collectively mean any buildings, structures and improvements located on the applicable Land.

“Independent Consideration” shall have the meaning set forth in Section 3.3.

“Inspection Date” shall mean the Inspection Date set forth in Section 7.3.

“Intangible Personal Property” shall collectively mean, to the extent assignable, (i) any trade names associated with the Real Property; (ii) any plans and specifications and other architectural and engineering drawings for the Improvements; (iii) any Warranties; and (iv) any governmental permits, approvals and licenses (including any pending applications).

“Land” shall mean that certain real property or real properties described in EXHIBIT A attached hereto and made a part hereof.

“Leaseback Lease” shall mean the form attached hereto as EXHIBIT I.

“Mandatory Cure Items” shall mean any mortgage, deed of trust, lien, judgment or other monetary encumbrance of any nature encumbering the title to any of the Real Property and held by a person claiming through or under Seller.

“Material Casualty” shall mean a casualty which (i) results in a cost of repair in excess of Fifty Thousand Dollars ($50,000) with respect to the applicable Property, each in the estimate of a general contractor or architect reasonably selected by Seller and approved by Buyer; (ii) will take more than 6 months to repair (as reasonably estimated by a general contractor reasonably selected by Seller and approved by Buyer); (iii) results in Seller’s insurance company failing to notify Buyer in writing that it acknowledges or will acknowledge prior to Closing Buyer as Seller’s assignee of the insurance proceeds; or (iv) is an uninsured casualty or less than 100% of the property damage to the Property is insured, taking into account the effect of any deductible portion thereof (which deductible shall be the responsibility of Seller).

“Material Condemnation” shall mean a condemnation or threatened condemnation pursuant to which (i) any portion of the Property with a value equal to or greater than Fifty Thousand Dollars ($50,000) is taken or threatened to be taken; (ii) results or would result in the loss of parking spaces serving the Real Property which would cause the Real Property to not have parking spaces sufficient to comply with applicable zoning (without taking into account any grandfathering in of the Real Property as a result of such condemnation); (iii) causes or would cause a material reduction in size of the Real Property or materially interferes with the use and operation of the Real Property; (iv) results or would result in the Property being in violation of any applicable Governmental Requirements; or (v) results or would result in access to the Property being materially impaired, as reasonably determined by Buyer.

“OFAC” shall mean the Office of Foreign Assets Control, Department of the Treasury.

“Permitted Title Exceptions” shall mean those matters affecting title to the applicable Land identified on EXHIBIT B attached hereto and by this reference made a part hereof.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Property” shall collectively mean:

(i)          each of the Real Property; and

(ii)         all of Seller’s right, title and interest in and to the Intangible Personal Property with respect to the applicable Real Property.

“Proration Date” shall mean the effective date of the prorations provided in Section 4.2 hereof, which is 11:59 p.m. on the eve of the Closing Date.

“Purchase Price” shall mean the purchase price for the Property described in Section 4 1.

“Real Property” shall collectively mean the Land, together with:

(i)           the Improvements; and

(ii)         all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights.

“Seller’s knowledge” or “to the knowledge of Seller” or words or phrases of similar import shall mean the current actual knowledge of the following individuals: Richard Belstock, Andy Ryback, and Kathy Beatty (the “Seller’s Designated Individuals”) without the obligation to perform due diligence, research or investigation into the accuracy of the relevant subject matter. Seller’s Designated Individuals are the persons to whom information pertaining to the Seller’s representations and warranties set forth in this Agreement would reasonably be expected to be reported and who would generally be expected to have knowledge of the matters that are the subject of Seller’s representations and warranties herein. There shall be no personal liability on the part of the Seller’s Designated Individuals arising out of any of Seller’s representations and warranties, Buyer’s due diligence or otherwise under this Agreement.

“Service Contracts” shall collectively mean contracts pertaining to the operation of the Property, including all management, leasing, service and maintenance agreements and equipment leases.

“Survey” shall have that meaning set forth in Section 6.

“Taxes” shall have that meaning set forth in Section 4.2.

“Tenant Vacancy Condition” means that, subject only to: (i) that certain Networking and Investment Advisory Referral Agreement dated as of March 1, 2019 between Plumas Bank and Woodbury Financial Services, Inc. (the “Networking Agreement”), and (ii) the Leaseback Tenant’s continued occupancy under the Leaseback Lease and any subleases under the Leaseback Lease expressly approved by Buyer, as landlord, pursuant to the terms of the Leaseback Lease, all existing leases and occupancy agreements affecting the Property have terminated by their terms, and all tenants, subtenants or occupants of the Property, whether permitted pursuant to this Agreement or resulting from a breach hereof, have (i) fully vacated the Property and removed all personal property and effects therefrom, and (ii) otherwise surrendered their respective premises in accordance with the terms and conditions set forth in any applicable leases or occupancy agreements.

“Title Insurer” shall mean Escrow Agent.

“Title Policy” shall have the meaning set forth in Section 7.4(b).

“Warranties” shall mean all of the existing warranties or guaranties issued in connection with the development, construction, operation, maintenance or repair of the Property, and all amendments and modifications thereto which remain in effect as of the date hereof, in each case to the extent assignable.

1.2

Exhibits; Schedules. All exhibits, schedules and other attachments hereto form an integral part of this Agreement, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto.

EXHIBIT A         Schedule of the Property

EXHIBIT B         Permitted Title Exceptions

EXHIBIT C         List of Due Diligence Materials

EXHIBIT D         Terms of Escrow

EXHIBIT E         Assignment of Warranties and Other Intangible Property

EXHIBIT F         Affidavit of Non-Foreign Status

EXHIBIT G         Grant Deed

EXHIBIT H         Schedule of Existing Leases

EXHIBIT I         Leaseback Lease

EXHIBIT J         Affidavit of Title

2.	Purchase and Sale. Subject to the provisions hereof, Seller agrees to sell, assign and convey to Buyer, and Buyer agrees to purchase the applicable Property from Seller.

3.	Deposit.

3.1

Deposit. Within three (3) Business Days after the Effective Date, Buyer shall deposit with Escrow Agent the sum of $11,781.12 (the “Deposit”) as earnest money hereunder, which Deposit shall be allocated per Property as set forth on EXHIBIT A attached hereto. The Deposit, together with any interest or other income earned thereon (which shall be deemed part of the Deposit), shall be held and disbursed pursuant to this Agreement, including the terms of escrow on EXHIBIT D.

3.2

Disbursement. Whenever the Deposit or any applicable portion of the Deposit is by the terms hereof to be disbursed by Escrow Agent, Seller and Buyer agree promptly to execute and deliver such notices as necessary or, in the commercially reasonable opinion of Escrow Agent, appropriate to authorize Escrow Agent to make such disbursement.

3.3

Independent Consideration. One Hundred Dollars ($100.00) of the Deposit (“Independent Consideration”) shall be released by Escrow Agent to Seller within 3 Business Days after receipt of the Deposit by Escrow Agent, which amount Seller and Buyer have bargained for and agreed to as independent and sufficient consideration for Seller’s execution and delivery of this Agreement. The Independent Consideration is non-refundable to Buyer under any and all circumstances, but applicable to the Purchase Price, and Seller shall retain the Independent Consideration upon any termination of this Agreement notwithstanding any other provision of this Agreement to the contrary.

4.	Purchase Price and Prorations.

4.1	Purchase Price.

a.	Purchase Price. The purchase price (the “Purchase Price”) for each Property shall be as allocated as set forth on Exhibit A attached hereto.

b.

Payment Mechanics. The Purchase Price, as reduced by the Deposit (which, unless otherwise disbursed hereunder, shall be disbursed by Escrow Agent at the Closing to Seller as a portion of the Purchase Price), along with any prorations provided for in Section 4.2 hereof, shall be paid by Buyer to Seller at the Closing in United States dollars, by Federal Reserve System wire transfer or other immediately available funds acceptable to Seller.

4.2	Prorations.

a.	Proration Items. The following items shall be prorated between Seller and Buyer as of the Proration Date.

i.	Taxes: The state, county, city or other ad valorem property taxes and assessments attributable to the Property for the tax period in which the Closing occurs (the “Taxes”).

1.	Assumed Tax Amount: If the actual tax bills for the tax period of Closing have not been issued, then such proration shall be based on such taxes for the prior tax period.

2.

True Up Upon Receipt of Tax Bill. After the tax bills for the tax period of Closing are received by either Buyer or Seller, Buyer and Seller shall adjust such proration, and any amount then owing shall be paid within 20 days of demand by the party entitled thereto.

3.

Supplemental Taxes.  Seller shall be responsible for any real property taxes and assessment (including any supplemental assessments) attributable to the period prior to the Closing. Buyer shall be solely and absolutely responsible for all taxes, assessments, supplemental taxes and reassessments arising out of the sale of the Property or a subsequent sale or change in ownership thereafter, and/or arising out of any construction, land use changes or other entitlement modifications pertaining to the Property as a result of Buyer’s actions or following the Closing.

ii.	Utility and Sewer Charges: Sanitary sewer taxes and utility charges, if any.

iii.

Amounts Not Prorated: Notwithstanding the foregoing, to the extent any items of expense relating to the Property are to be paid directly by the Leaseback Tenant under the applicable Leaseback Lease to the applicable taxing authority, service provider, utility provider or other third party (and not as a reimbursement to Buyer as landlord for expenses incurred), such items of expense will not be prorated as of the Closing, as the terms of the applicable Leaseback Lease will address the Leaseback Tenant’s payment of such expense items.

b.

Proration Errors. For a period of six (6) months subsequent to the Closing, if the parties make any errors or omissions in the closing prorations or if they subsequently determine any dollar amount prorated to be incorrect, each agrees, upon notice from the other after the Closing, to make any adjustment necessary to correct the error, including payment of any amount to the other then determined to be owing.

c.	Payment of Prorations. Buyer and Seller shall promptly pay to the other party any amount due to the other party as a result of any proration required under this Section 4.2.

5.	Title; Leaseback Lease.

5.1

Fee Simple Conveyance at Closing. Seller shall convey fee simple title to the Land to Buyer free and clear of all liens and encumbrances, subject only to the Permitted Title Exceptions and any other matters of title to which Buyer shall expressly consent in writing pursuant hereto.

5.2

Review of Title Commitment. Buyer shall have until the Inspection Date by which to examine title to each of the Properties, to obtain a title insurance commitment with respect to the applicable Property (the “Title Commitment”) from the Title Insurer, and to give written notice to Seller of any objections which Buyer may have with respect to each Property.

a.

Failure of Buyer to Object. If Buyer fails to give any notice to Seller by the expiration of the Inspection Date, Buyer shall be deemed to have waived such right to object to any title exceptions or defects set forth in the Title Commitment as of such date.

b.

Buyer Provides Objections. If Seller receives timely notice of Buyer’s objection to any title exceptions or defects, Seller will have no obligation to take any action to cure such title exceptions or defects (other the Mandatory Cure Items, which Seller must cure and satisfy in accordance with Section 5.4); provided that Seller will have the right and option to elect, within 7 days of Seller’s receipt of such written notice from Buyer, to cure or satisfy by the Closing, any such objection by Buyer (and, if Seller fails to provide a response to Buyer’s objections within such 7 day period, Seller shall be deemed to have elected not to cure such exceptions or defects, other than Mandatory Cure Items).

i.

Seller Fails to Cure Objection. If Seller: (i) elects not to cure such objections; or (ii) elects to cure such objections (except that Seller must cure and satisfy the Mandatory Cure Items as required by Section 5.4) and such objection is not so timely and reasonably cured or satisfied or undertaken to be reasonably cured or satisfied by Seller, then Buyer shall, within 7 days thereafter, elect, by written notice given to Seller on or before such 7th day, either:

1.

Terminate: to terminate this Agreement with respect to the applicable Property, in which case the applicable portion of the Deposit allocated to such Property, less the Independent Consideration, shall be returned to Buyer by Escrow Agent, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, or

2.	Waive: to waive its objections hereunder and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement.

3.	Failure to Elect: If Buyer fails to give Seller notice of its election by such time, it shall be deemed to have elected the option contained in subparagraph (2) above.

ii.	Seller Cures Objection. If Seller does so reasonably cure or satisfy, or undertake to reasonably cure or satisfy, such objection, then this Agreement shall continue in full force and effect.

iii.	Waiver. Buyer shall have the right at any time to waive any objections that it may have made and, thereby, to preserve this Agreement in full force and effect.

5.3

Changes In Title. Buyer shall have the right to object to any change in title occurring after the effective date of the applicable Title Commitment and prior to the Closing, and if Seller elects to cure such objection and Seller cannot cure or satisfy any such objection (or any objection which Seller has previously undertaken to cure or satisfy) by the Closing or if Seller does not agree to cure such objection, Buyer may exercise the option set forth in clause 5.2(b)(i)(1) or 5.2(b)(i)(2) above. The foregoing election is intended to be in addition to Buyer’s remedies for Seller’s default hereunder.

5.4	Mandatory Cure Items. Seller shall pay and cause to be released all Mandatory Cure Items at or before the Closing.

5.5	Time Periods. The Closing Date shall be automatically extended to allow all time periods in this Section 5 to run fully.

5.6

Leaseback Leases. Buyer will, concurrently with Closing, lease each Property back to Leaseback Tenant by execution and delivery of a Leaseback Lease for each such Property, which obligations of Leaseback Tenant under the Leaseback Lease shall be guaranteed by Plumas Bancorp, a California corporation (the “Guarantor”) pursuant to form of guaranty attached to the Leaseback Lease (the “Lease Guaranty”).

6.	Survey.

6.1	Survey. Buyer, pursuant to the cost allocation set forth in Section 10.3 below, may obtain a survey of each Property (the “Survey”).

6.2

Buyer Objections. Any matters shown on the applicable Survey and objected to by Buyer by the Inspection Date shall be additional title objections, as to which the obligations and rights of Buyer and Seller shall be the same as provided in Section 5 above.

6.3

Legal Description. Each deed to be delivered by Seller to Buyer at the Closing shall contain the legal description of the applicable Land contained in in the Title Commitment as the insured description for the applicable Property.

7.	Buyer’s Inspection.

7.1	Physical Inspection.

a.

Inspection Right. Buyer and its agents, employees, representatives and independent contractors may enter upon the Property for the purpose of making such surveys, soil tests, borings, percolation tests, inspections, examinations, and studies (collectively, “Inspections”) as are reasonably necessary to evaluate and study the Property as contemplated herein. Seller agrees that Buyer shall have until the Closing Date in which to conduct all such Inspections, but that Buyer’s right to terminate this Agreement based thereon shall be limited as provided in Section 7.3 and Section 7.4 below.

b.

Inspection Indemnity. Buyer shall: (a) be responsible for remedying any damage caused by Buyer in order to restore the Property to substantially the same condition as existed prior to such Inspections, and (b) indemnify, defend, and hold Seller harmless from any and all claims, liabilities, costs or expenses (including reasonable attorneys’ fees) (“Claims”) arising out of such Inspections of and entries onto the Property, including personal injury and property damage to the extent caused by Buyer, its agents, employees and consultants. Buyer’s obligations pursuant to this Section 7.1b. shall survive the termination of this Agreement for a period of two (2) years.

c.

Carveout to Inspection Indemnity. Notwithstanding the foregoing, in no event shall Buyer be liable to or be obligated to indemnify Seller under Section 7.1(b) for (i) the mere discovery of pre-existing conditions at the Property or (ii) the negligence or willful misconduct of Seller or any agents, employees, consultants or contractors thereof.

7.2

Document Inspection. Seller represents and warrants that it has delivered to Buyer true, correct and complete copies of each of the documents or materials listed on EXHIBIT C attached hereto (“Seller’s Deliveries”) to the extent in Seller’s possession or reasonable control (without the obligation to pay any additional fees in order to allow distribution, release or reliance thereon to or by third parties).

7.3	Inspection Period.

a.

Inspection Date; Termination Right. Notwithstanding Buyer’s right of inspection contained in Section 7.1 above, Buyer shall have until 6:00pm ET on January 31, 2024 (the “Inspection Date”) to terminate this Agreement with respect to any or all of the Properties, by written notice to Seller, in its sole and absolute discretion.

b.

Exercise of Termination Right. If, on or before the Inspection Date, Buyer gives Seller written notice that Buyer has elected to terminate this Agreement pursuant to this Section 7.3 with respect to any or all of the Properties (such notice being referred to herein as the “Termination Notice”), then this Agreement shall terminate solely with respect to the Properties identified in Buyer’s termination notice with such termination to be effective as of the date such notice is given to Seller, in which event the applicable portion of the Deposit allocated to such terminated Properties, less the Independent Consideration, shall be returned to Buyer, and the parties shall have no further rights or obligations hereunder with respect to such terminated Properties, except for those which expressly survive any such termination.

i.

Material Diligence Matter. If Buyer’s termination of any Property prior to the Inspection Date results from Buyer’s discovery of a Material Diligence Matter (as defined below) with respect to such Property as indicated by Buyer in the termination notice (which termination notice shall provide a copy of the report identifying the Material Diligence Matter), then Seller shall be responsible for the Due Diligence Costs (as defined below) associated with such terminated Property. “Material Diligence Matter” as used in this Agreement shall mean a title, survey, zoning, environmental, property condition, or seismic matter that materially and adversely affects the use, operation, value or financeability of the applicable Property.

ii.

No Material Diligence Matter. If Buyer terminates this Agreement with respect to fewer than all of the Properties prior to the Inspection Date for any reason other than a Material Diligence Matter with respect to such terminated Properties, then Buyer shall be responsible for the Due Diligence Costs associated with such terminated Properties.

c.

Waiver of Termination Right. If Buyer fails to give Seller written notice, not later than the Inspection Date, that Buyer has elected to terminate this Agreement with respect to any or all Properties pursuant to this Section 7.3, then this Agreement shall remain in full force and effect with respect to all Properties in accordance with its terms.

7.4

Seller’s Termination Right. Notwithstanding anything herein to the contrary, to the extent that Buyer shall terminate this Agreement with respect to certain Properties, either as of the Inspection Date or the Closing Date, such that Buyer is only willing to purchase Properties whose aggregate allocation of the Purchase Price hereunder is less than Five Million One Hundred Thousand and 00/100 Dollars ($5,100,000.00) (the “Threshold”), then Seller may terminate this Agreement by delivering written notice thereof to Buyer no later than five (5) Business Days after Buyer’s termination notice triggering the Threshold, in which event the Deposit, minus the Independent Consideration, shall be returned to Buyer, and the parties shall have no further rights or obligations hereunder with respect to the Properties, except for those which survive such termination per the express terms of this Agreement.

7.5

Buyer’s Conditions Precedent. In addition to other conditions in this Agreement, Buyer’s obligation to purchase each Property is conditioned on the satisfaction or waiver of all of the conditions set forth below on or prior to the Closing Date:

a.

Title Insurance.  The willingness of Title Insurer to issue, on the Closing Date, upon the sole condition of the payment of an amount no greater than its regularly scheduled premium, its extended coverage ALTA form owner’s policy of title insurance, with such available endorsements as Buyer may reasonably elect to obtain, insuring in the amount of the Purchase Price applicable to such Property that title to the Property is vested of record in Buyer on the Closing Date, subject only to the Permitted Title Exceptions (the “Title Policy”); and

b.

Representations and Warranties.  Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date except to the extent that they expressly relate to an earlier date, such as the Effective Date, in which case such representations and warranties shall be deemed made only as of such specified date.

c.

Compliance with Agreement. Seller must have materially performed all obligations and complied with all covenants required in this Agreement to be performed or complied with by it prior to or at Closing.

d.	Tenant Vacancy Condition. The Tenant Vacancy Condition shall be satisfied.

7.6	Seller’s Conditions Precedent. Seller’s obligation to sell each Property is conditioned on the satisfaction or waiver of all of the conditions set forth below on or prior to the Closing Date.

a.

Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date.

b.

Buyer’s Deliveries Complete. Buyer shall have timely delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 10.2.2 and shall have performed all other material obligations to be performed by Buyer at or prior to Closing.

7.7

Failure of Conditions Precedent. If any of the conditions precedent set forth in Section 7.5 or Section 7.6 is not satisfied or waived in writing by Buyer or Seller, as applicable, such party may, but shall not be obligated to, elect, at its option (but subject to Section 7.4 above solely with respect to any termination by Buyer), by notice to the other, either to: (a) terminate this Agreement with respect to any affected Properties, in which event (1) the applicable portion of the Deposit allocated to such terminated Properties (less the Independent Consideration) shall be returned to Buyer, (2) the Due Diligence Costs (as defined in Section 10.3.h below) allocated to such terminated Properties and paid by Seller on Buyer’s behalf pursuant to Section 10.3 hereof shall be reimbursed by Buyer to Seller solely in the event of a termination of this Agreement by Seller with respect to any affected Property due to a failure of the condition precedents set forth in Section 7.6 above to be met only (and with respect to Section 7.6(b) with such default having continued beyond any applicable notice and cure period set forth in Section 11.2 below), which payment shall be made by Buyer within ten (10) Business Days of the date of such Seller termination and receipt of written request from Seller together with reasonable backup evidence of such expenses, and the parties hereto shall have no further rights or obligations hereunder with respect to such terminated Properties, except for those which expressly survive such termination; or (b) close without regard to the failure of such condition with respect to the affected Properties, subject to Seller’s rights pursuant to Section 7.4 above solely with respect to any termination by Buyer. The foregoing election is not intended to be in derogation of, but shall be in addition to, each party’s remedies for the other’s default hereunder.

7.8

Waiver. Notwithstanding anything to the contrary contained in this Agreement, the parties’ participation in Closing shall be deemed a waiver of (i) each party’s ability to terminate this Agreement on the basis of any failure of any conditions precedent to Closing, and (ii) each party’s right to seek damages from the other party for the breach of any representations or warranty of which the non-breaching party had actual knowledge prior to Closing; provided, however, that the foregoing waivers shall not be deemed to waive a party’s right to pursue damages for any subsequently discovered breach of any representation or warranty made by the other party to this Agreement, subject to the express limitations provided in this Agreement. For purposes of this Section 7.8, (i) Seller shall be deemed to have “actual knowledge” of a misrepresentation or breach of warranty when the Seller Designated Individuals have actual knowledge of such misrepresentation or breach, and (ii) Buyer shall be deemed to have “actual knowledge” of a misrepresentation or breach of warranty when: (a) Nathan Brown or Patrick Roberts (collectively, the “Buyer’s Designated Individuals”) has actual knowledge of such misrepresentation or breach or (b) information expressly in contravention of any representation or warranty for which Buyer would otherwise claim a misrepresentation or breach of warranty is included in any Seller’s Deliveries provided by Seller to Buyer on the data site (located at https://transfer.alston.com; Username: Plumas-Bank-Portfolio-title-and-survey; Password: wv9x2nfVsN8h643BBbBB) no later than five (5) business days prior to Closing or is expressly included in any written report prepared by Buyer’s consultants and delivered to Buyer as part of Buyer’s due diligence inspection of the Property (“Buyer’s Due Diligence Documents”). Buyer represents and warrants to Seller that the Buyer’s Designated Individuals are the persons to whom information pertaining to Seller’s Warranties and the Seller’s Deliveries and Buyer’s Due Diligence Documents would reasonably be expected to be reported and who would generally be expected to have knowledge of the matters that are the subject of Buyer’s representations and warranties herein. There shall be no personal liability on the part of the Buyer’s Designated Individuals arising out of any of Buyer’s representations and warranties, Buyer’s due diligence or otherwise under this Agreement.

8.	As-Is Provisions.

8.1

a.

As-Is Sale. BUYER ACKNOWLEDGES AND AGREES THAT, IN EACH CASE EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY DOCUMENT DELIVERED BY SELLER TO BUYER AT CLOSING (COLLECTIVELY, THE “SELLER’S WARRANTIES”), BUYER IS PURCHASING THE PROPERTY “AS-IS”, “WHERE-IS”, AND WITH ALL FAULTS AND THAT (I) SELLER MAKES NO WARRANTIES OF ANY NATURE, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF SELLER AND BUYER EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY AND ALL WARRANTIES WHATSOEVER CONTAINED IN OR CREATED UNDER THE UNIFORM COMMERCIAL CODE IN EFFECT IN CALIFORNIA OR ANY OTHER JURISDICTION WHOSE LAW MAY BE APPLICABLE TO THE CONSTRUCTION OR ENFORCEMENT OF THIS AGREEMENT OR ANY AND ALL INSTRUMENTS CONTEMPLATED HEREIN), (II) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES CONCERNING THE PROPERTY, AND (III) SELLER HAS NO LIABILITY WITH RESPECT TO (X) THE VALUE OF THE PROPERTY OR ITS FINANCIAL CONDITION, (Y) PROJECTIONS OR ESTIMATES REGARDING SIZE, INCOME OR EXPENSES OF THE PROPERTY AS PROVIDED BY SELLER OR SELLER’S BROKER, OR (Z) THE COMPLETENESS OR ACCURACY OF SELLER’S DELIVERIES, ANY THIRD PARTY DOCUMENTS, INFORMATION, MARKET OR OTHER DATA OR REPORTS IT HAS PROVIDED OR SHALL PROVIDE TO BUYER. BUYER ACKNOWLEDGES AND REPRESENTS TO SELLER THAT BUYER WILL HAVE PRIOR TO THE INSPECTION DATE AMPLE OPPORTUNITY TO INSPECT AND EVALUATE THE PROPERTY; THAT BUYER IS EXPERIENCED IN THE OWNERSHIP OF REAL ESTATE; AND TO THE EXTENT THAT BUYER’S OWN EXPERTISE WITH RESPECT TO ANY MATTER IS INSUFFICIENT TO ENABLE BUYER TO REACH AN INFORMED CONCLUSION, BUYER HAS OR WILL HAVE PRIOR TO THE INSPECTION DATE AMPLE OPPORTUNITY TO HAVE ENGAGED THE SERVICES OF PERSONS QUALIFIED TO ADVISE BUYER WITH RESPECT TO SUCH MATTERS. THEREFORE, IT IS UNDERSTOOD AND AGREED THAT, WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTY AND ITS SUITABILITY FOR BUYER’S PROPOSED USE OR DEVELOPMENT, IN EACH CASE EXCEPT FOR SELLER’S WARRANTIES THE PROPERTY IS BEING SOLD AND CONVEYED AND BUYER AGREES TO ACCEPT THE PROPERTY “AS-IS”, “WHERE-IS” AND “WITH ALL FAULTS” AND SUBJECT TO ANY LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION OR VIOLATION OF APPLICABLE LAW WHICH MAY EXIST, WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER EXCEPT FOR SELLER’S WARRANTIES. SUBJECT TO SELLER’S WARRANTIES, BUYER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT (I) BUYER SHALL BE SOLELY RESPONSIBLE FOR DETERMINING THE PHYSICAL CONDITION OF THE PROPERTY, THE LEGAL RESTRICTIONS APPLICABLE TO THE DEVELOPMENT AND USE OF THE PROPERTY, AND THE SUITABILITY OF THE PROPERTY FOR THE BUYER’S PROPOSED USE, AND BUYER, PRIOR TO THE INSPECTION DATE, WILL HAVE AMPLE OPPORTUNITY TO HAVE THOROUGHLY INSPECTED AND EXAMINED THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY BUYER IN ORDER TO ENABLE BUYER TO EVALUATE THE PURCHASE OF THE PROPERTY, AND (II) BUYER IS RELYING SOLELY UPON SUCH INSPECTIONS, EXAMINATION AND EVALUATION OF THE PROPERTY BY BUYER IN PURCHASING THE PROPERTY ON AN “AS-IS”, “WHERE-IS” AND ‘WITH ALL FAULTS” BASIS, EXCEPT FOR SELLER’S WARRANTIES. TO THE EXTENT THAT THE FOREGOING IMPOSES ANY RISK TO BUYER, THE SAME IS REFLECTED IN THE PURCHASE PRICE.

/s/NB
         Buyer’s Initials

The Purchase Price and the terms and conditions set forth in this Agreement are the result of arm’s-length bargaining between entities familiar with transactions of this kind and said price, terms and conditions reflect the fact that, other than the Seller’s Warranties, Buyer shall have the benefit of and is relying upon, no statements, representations or warranties whatsoever made by or enforceable directly against Seller relating to the condition, operations, dimensions, descriptions, soil condition, suitability, availability of water and other utilities, compliance or lack of compliance with any state, federal, county or local law, ordinance, order, permit or regulation or any other attribute or matter of or relating to the Property. Buyer represents, warrants and covenants to Seller that, except for Seller’s Warranties, Buyer is relying solely upon its own inspection and investigation of the Property. If Seller obtains or has obtained the services, opinions or work product of surveyors, architects, engineers, Escrow Agent, governmental authorities or any other person or entity with respect to the Property, Buyer and Seller agree that Seller shall do so only for the convenience of both parties and the reliance by Buyer upon any such services, opinions or work product shall not create or give rise to any liability of or against Seller.

b.

Release. By accepting the Deed and consummating the Closing, Buyer, on behalf of itself, its affiliates and their respective successors and assigns, shall thereby, and does hereby, release, remise, acquit and forever discharge Seller from, and waive any and all liabilities against Seller for, attributable to, or in connection with the Property and this Agreement, whether known or unknown, direct or indirect, arising or accruing before, on or after Closing and whether attributable to events or circumstances which arise or occur before, on or after Closing, including, without limitation, the following: (a) any and all statements or opinions heretofore or hereafter made, or information furnished or made available with respect to the Property to Buyer, whether by Seller or any of its respective affiliates, employees, officers, directors, managers, shareholders, members, partners or other direct or indirect owners; (b) the structural, physical, or environmental condition of the Property, including, without limitation, any violations of applicable Governmental Requirements with regard to the Property, and all liabilities relating to any construction defects, errors, omissions and other conditions, latent or otherwise, affecting the Real Property and any related claims or causes of action with respect to any of the foregoing; (c) any implied or statutory warranties or guaranties of fitness, merchantability or any other statutory or implied warranty or guaranty of any kind or nature regarding or relating to any portion of the Property; and (d) any and all other matters regarding the Property, in each case whether existing prior to or after the Closing. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended and shall not under any circumstances be construed as affecting or impairing any rights or remedies that Buyer may have against Seller with respect to (i) a breach of any of Seller’s representations and Seller’s Warranties, subject to the terms and limitations of Seller’s liability for any breach of any of Seller’s representations and warranties as set forth elsewhere in this Agreement or in the Closing documents, (ii) any of the covenants, agreements, indemnifications, or obligations of Seller under this Agreement or in any of the documents delivered by Seller to Buyer at Closing that expressly survive Closing, including without limited to, the Leaseback Lease, or (iii) any acts constituting fraud by Seller, as determined by a court of competent jurisdiction in a non-appealable decision.

c.

Waiver. Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”  BUYER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN CONNECTION WITH THIS AGREEMENT, AND THAT SUCH COUNSEL HAS EXPLAINED TO BUYER THE PROVISIONS OF THIS SECTION 8.1  BY INITIALING BELOW, BUYER CONFIRMS IT HAS AGREED TO THE PROVISIONS OF THIS SECTION 8.1.c.

Buyer hereby agrees that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby releases, discharges and acquits Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses and other claims and liabilities as provided in Section 8.1.b.

Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section 8.1.c. Buyer has initialed this Section 8.1.c to further indicate its awareness and acceptance of each and every provision hereof; provided, however that failure of Buyer to initial this Section 8.1.c below shall not invalidate this Section 8.1.c nor any other provision of this Agreement.

SELLER /s/ AR	BUYER /s/ NB

d.	Successors and Assigns. The provisions of this Section 8.1 shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

e.	Reaffirmation and Survival. The provisions of this Section 8.1 shall be deemed reaffirmed by Buyer by acceptance of the Deed and shall survive Closing.

9.	Representations and Warranties.

9.1	Representations and Warranties. As of the date hereof and as of the Closing, Seller hereby represents and warrants to Buyer as follows:

a.

No Litigation. To Seller’s knowledge there are no pending or threatened disputes, violations, actions or proceedings by any person, entity or governmental agency against Seller with respect to the Property or against the Property (or any portion thereof).

b.

Organization and Authority. Seller: (i) is a corporation duly formed, validly existing and in good standing under the laws of the State of California, and qualified to do business in each State in which the Property is located; (ii) has obtained all requisite authorizations and consents to enter into this Agreement with Buyer and to consummate the transactions contemplated hereby; (iii) certifies that the individuals executing this Agreement and the documents executed in furtherance of this Agreement have the full right and authority to bind Seller under the terms and conditions stated herein.

c.

No Commitments: Seller has made no commitment to any person or entity relating to the Property which would impose an obligation upon Seller or its successors to make any contributions or dedications of money or land, or to construct, install or maintain any improvements as part of the Property or upon separate lands. To Seller’s knowledge, and except as may be set forth in the Title Commitment for the applicable Property, the Property is not subject to or affected by any special assessment for public improvements or otherwise, whether or not presently a lien on the applicable Property.

d.	No Reassessment: Seller has received no notice of any contemplated or actual reassessment of the Property or any portion thereof for general real estate tax purposes.

e.	Tax Appeals. There are no active appeals with respect to taxes or special assessments on the Real Property for any year.

f.

No Rights to Purchase. Seller has not granted any Person, other than Buyer, any right, agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Property.

g.

No Environmental Claims or Actions: Seller has received no written or oral notice or other communication of pending or threatened claims or investigations against Seller, the Property or any occupant of the Property related to alleged or actual violations of Hazardous Substance Laws. Seller has not received written notice alleging any violation of any Hazardous Substance Laws or any other Governmental Requirements.

h.	Subdivision. Seller has not received written notice of a subdivision violation.

i.

No Condemnation.  Seller has not received written notice of any pending or threatened condemnation or similar proceeding affecting all or any portion of the Property. To Seller’s knowledge, no such proceeding is contemplated with respect to any Property.

j.

Covenants, Conditions, Restrictions or Easements. Seller has not received written notice of any default or breach by Seller nor, to Seller’s knowledge, any other party thereto, under any covenants, rights of way or easements which may affect the Property which are to be performed or complied with by the owner of the Property.

k.

No Bankruptcy. Neither Seller, nor its general partner[s] (if Seller is a partnership), is party to any proceedings in bankruptcy or similar proceedings under the Federal bankruptcy laws or under any state laws relating to the protection of debtors, or subject to any general assignment for the benefit of the creditors, and, to Seller’s knowledge, no such action has been threatened.

l.

OFAC. Neither Seller nor, to Seller’s actual knowledge, any individual having a beneficial interest in Seller is a Person described by Section 1 of the Executive Order (No. 13224) Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49079 (September 25, 2001), and does not engage in any dealings or transactions, and is not otherwise associated with any such Persons.

m.

Leases. Except for the existing tenants under existing leases as set forth on Exhibit H attached hereto (the “Existing Leases”), Seller has not entered into any leases or other agreements granting any person or entity any possessory interest in the Property, under a lease or otherwise, except for (i) Seller whose total interest in the Property will be transferred to Buyer at Closing; (ii) Leaseback Tenant’s continued occupancy under the Leaseback Lease; (iii) the Networking Agreement; and (iv) any subtenants expressly approved in writing by landlord pursuant to the terms of the Leaseback Lease.

n.

Non-Foreign Status; Withholding. Seller is not a “foreign person” as that term is defined in the Internal Revenue Code of 1986, as amended and the Regulations promulgated pursuant thereto. Seller’s sale of the Property is not subject to any Federal, state or local withholding obligation of Buyer under the tax laws applicable to Seller or the Property.

o.

Service Contracts. No Service Contracts will be binding upon Buyer at Closing, Buyer is not assuming any Service Contracts, and Seller (or Leaseback Tenant) will retain all obligations and liabilities under any Service Contracts as tenant under the Leaseback Lease.

p.

Banking Regulations. Seller represents and warrants that Seller has independently verified that the transaction contemplated by this Agreement complies with all regulations applicable to the Seller’s business, including without limitation any regulations applicable to the sale of the Property by Seller and subsequent leaseback of the Property by Leaseback Tenant (collectively, the “Sale-Leaseback Regulations”). Seller has obtained all required regulatory approvals as may be necessary or appropriate in connection with the transaction contemplated by this Agreement, and Seller is entering the transaction contemplated by this Agreement solely relying on, and after full review of, their own due diligence and not on the basis of any statement made by Buyer or Buyer Indemnitees (defined below). Neither Buyer nor any Buyer Indemnitees has made any representation or warranty to Seller as it relates to the Sale-Leaseback Regulations or the compliance of this transaction with any of the Sale-Leaseback Regulations. To the fullest extent permitted by applicable law, Seller shall indemnify and hold harmless Buyer and the Buyer Indemnitees from and against any and all claims, losses, damages, expenses and other liabilities arising with respect to the Sale-Leaseback Regulations (collectively referred to as “Regulatory Claims” and individually as a “Regulatory Claim”), including, as incurred, attorneys’ fees, that any of the Buyer Indemnitees may incur that arise out of or in connection with the Seller’s breach of any representation, warranty or other obligation in this Section 8.1.q. of this Agreement. The Buyer Indemnitees shall promptly notify Seller of any Regulatory Claim filed against Buyer or any Buyer Indemnitees, and Seller shall defend the Buyer Indemnitees, at the request of any one or more of the Buyer Indemnitees, with counsel reasonably satisfactory to the Buyer Indemnitees making the request. The indemnity in this Section 9.1.q shall survive Closing and any termination of this Agreement.

9.2	Buyer. As of the date hereof, Buyer hereby represents and warrants to Seller as follows:

a.	Formation and Standing. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of its formation.

b.

Authority. Buyer has the full power to execute and deliver and fully perform its obligations under this Agreement; and this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

c.

No Violation. Neither this Agreement nor anything provided to be done hereunder violates or shall violate any contract, agreement or instrument to which Buyer is a party, the effect of which shall be to prohibit or to seek or purport to prohibit Buyer from fulfilling its obligations under this Agreement.

d.

No Assignment. Buyer has not made (i) a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Buyer’s creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of Buyer’s assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets; (v) admitted in writing its inability to pay its debts as they become due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

e.

OFAC. Neither Buyer nor, to Buyer’s actual knowledge, any individual having a beneficial interest in Buyer: (i) is a Person described by Section 1 of the Executive Order (No. 13224) Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49079 (September 25, 2001), (ii) engages in any such prohibited dealings or transactions, and (iii) is otherwise associated with any such Persons.

9.3

Survival; Limitation on Seller’s Liability. If the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall survive Closing and not be merged therein for a period of twelve (12) months after the Closing (such twelve (12) month period, the “Survival Period”), and Seller shall only be liable to Buyer hereunder for a breach of Seller’s Warranties with respect to which (a) Seller receives a written notice of a claim from Buyer on or before the expiration of the Survival Period, and (b) Buyer has commenced an action in a court of competent jurisdiction on or before the date which is thirty (30) days following the expiration of the Survival Period. Notwithstanding the foregoing, however, if Closing occurs, Buyer hereby expressly waives, relinquishes and releases any rights or remedies available to it at law, in equity, under this Agreement, the Closing documents or otherwise, including any claim against Seller for damages and/or liabilities that Buyer may incur, as the result of any of Seller’s representations and warranties set forth in this Agreement being untrue, inaccurate or incorrect as of the date on which such Closing occurs if (i) Buyer had actual knowledge or is deemed to have actual knowledge pursuant to the terms of Section 7.8 above that such Seller’s Warranties were untrue, inaccurate or incorrect at the time of Closing, or (ii) the untruth, inaccuracy or incorrectness of such Seller’s Warranties does not result in aggregate damages and liabilities exceeding the Basket Amount (as defined in Section 9.4 below).

9.4	Limitation on Seller’s Liability.

a.

Materiality of Breach. Subject to any limitations on Seller’s liability contained elsewhere in this Agreement, in determining whether Buyer is entitled to bring a claim after Closing against Seller for a post-Closing breach of Seller’s Warranties (but expressly excluding any claims arising under the Leaseback Lease and the Lease Guaranty), Buyer must demonstrate that the monetary value of the aggregate damages suffered, or reasonably estimated damages to be suffered, by Buyer and/or the liabilities incurred, or the liabilities reasonably estimated to be incurred, by Buyer as a result of any of the foregoing, is or is reasonably anticipated to be in excess of Twenty-Five Thousand Dollars ($25,000.00), in the aggregate (the “Basket Amount”). Buyer shall not make any claim against Seller for a post-Closing breach of Seller’s Warranties (but expressly excluding any claims arising under the Leaseback Lease and the Lease Guaranty) unless the aggregate of all such damages and liabilities suffered or reasonably anticipated to be suffered exceeds the Basket Amount. If the Basket Amount is exceeded, then Buyer shall be entitled to recover damages and liabilities suffered from the first dollar of Buyer’s loss, provided in no event shall such damages and liabilities for claims against Seller for a post-Closing breach of Seller’s Warranties (but expressly excluding any claims arising under the Leaseback Lease and the Lease Guaranty) exceed the Cap Amount.

b.

Maximum Aggregate Liability of Seller. Subject to any limitations on Seller’s liability contained elsewhere in this Agreement, if the Closing occurs, the maximum aggregate liability of the Seller for claims against Seller for a post-Closing breach of Seller’s Warranties (but expressly excluding any claims arising under the Leaseback Lease and the Lease Guaranty), and the maximum aggregate amount which may be awarded to and collected at any time by Buyer for claims against Seller for a post-Closing breach of Seller’s Warranties (but expressly excluding any claims arising under the Leaseback Lease and the Lease Guaranty), shall not exceed an amount equal two percent (2%) of the Purchase Price for the Properties purchased by Buyer at the Closing (the “Cap Amount”), in the aggregate. Notwithstanding any provision to the contrary contained in this Agreement or the Closing documents, Buyer shall not have any recourse against any member, partner, shareholder, officer, director, beneficial owner, employee, advisor or agent of Seller for any liabilities of Seller for claims against Seller for a post-Closing breach of Seller’s Warranties (but expressly excluding any claims arising under the Leaseback Lease and the Lease Guaranty). Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Basket Amount or the Cap Amount apply to claims by Buyer under (i) the Leaseback Lease or the Lease Guaranty, (ii) the following sections of this Agreement: Section 33 [attorneys’ fees], Section 4.2 [prorations], Section 15.2 [brokers], Section 10.3 [costs], or Section 34 [California Successor Liability] or (iii) any acts constituting fraud by Seller, as determined by a court of competent jurisdiction in a non-appealable decision.

c.

No Consequential, Incidental or Punitive Damages. Without limiting the provisions of this Section 9.4, each of Buyer and Seller hereby agrees that with respect to any relief such party may seek during the pendency of this Agreement or after Closing for the other party’s default or breach under this Agreement or the Closing documents, whether occurring before or after Closing, such party shall not have the right under any circumstance to seek or claim, and shall not seek, claim, demand, bring suit for or pray for any relief in the nature of consequential, incidental, special, punitive, exemplary or statutory damages, which excluded damages include, without limitation, any claim for “lost opportunities,” “changes in markets,” “loss of tax benefits,” or the like. Nothing in this Section is intended to contradict or bar such party’s right to recover attorneys’ fees pursuant to Section 33, whether or not such damages or compensation might otherwise be characterized as “consequential” or “incidental” damages.

d.	Survival. The provisions of this Section 9.4 shall survive Closing (and not be merged therein) or any earlier termination of this Agreement.

10.	Closing.

10.1

Time and Place. Provided that all of the conditions set forth in this Agreement are fully satisfied or performed, the Closing shall be conducted by escrow through Escrow Agent, commencing at 10:00 a.m. Eastern Time, on March 15, 2024 (the “Closing Date”), unless the Closing Date is postponed pursuant to the express terms of this Agreement or as otherwise agreed by Seller and Buyer in writing. Seller and Buyer may agree in writing to conduct the Closing on an earlier date.

10.2	Closing Deliverables.

10.2.1       Deliveries by Seller. As a condition precedent to Buyer’s delivery to Seller of the Purchase Price, Seller shall deliver the following documents to Escrow Agent on the Business Day preceding the Closing Date (all of which shall be duly executed by Seller and notarized where required, and which Buyer agrees to execute where required):

a.	Deed(s): a Grant Deed in the form attached hereto as Exhibit G (the “Deed”) for each Property to be purchased at Closing, and which Deeds shall be subject only to the Permitted Title Exceptions;

b.	General Assignment. The General Assignment;

c.	Non-Foreign Certificate: a Certificate and Affidavit of Non-Foreign Status, in the form attached as EXHIBIT F hereto and by this reference made a part hereof;

d.

Leaseback Lease and Lease Guaranty. The Leaseback Lease signed by Leaseback Tenant, the Lease Guaranty signed by Guarantor, a subordination, non-disturbance and attornment agreement in the form attached to the Leaseback Lease (the “SNDA”) signed by the Leaseback Tenant, and a memorandum of the Leaseback Lease in form acceptable to Leaseback Tenant and Buyer and in recordable form for the applicable jurisdiction (the “MOL”) signed by the Leaseback Tenant, in each case for each Property to be purchased at Closing.

e.

Affidavit of Title: an affidavit of title in the form attached hereto as EXHIBIT I as required by the Title Insurer in order to issue its extended coverage owner’s policy of title insurance, subject only to the Permitted Exceptions;

f.

Authority: such evidence as Title Insurer shall reasonably require as to the authority of the parties acting on behalf of Seller to enter into this Agreement and to discharge the obligations of Seller pursuant hereto;

g.

Reaffirmation of Representations and Warranties: a certificate of Seller, dated as of the Closing Date, reaffirming that all representations and warranties of Seller under this Agreement are true, correct and complete as of the Closing Date and that there has occurred no default or breach, nor any event which, with the giving of notice or the passage of time, or both, would constitute a default or breach by Seller under this Agreement;

h.	Closing Statement: a Closing Statement;

i.	Local Transfer Forms: a signed California form 593RE for each Property; and

j.

Further Documentation: such further instructions, documents and information as Buyer or Title Insurer may reasonably request as necessary to consummate the purchase and sale contemplated by this Agreement, including any payoff letter or release from Seller’s existing lender required for the Title Insurer to issue the Title Policy without exception for monetary liens as required by Section 5 and Section 7.4(b) above.

10.2.2 Deliveries by Buyer. Not later than the Closing Date, Buyer shall deposit with the Escrow Agent, in good funds immediately available, the Purchase Price less the Deposit, and subject to any prorations and credits required by this Agreement, along with signed copies of a Closing Statement, Leaseback Lease for each Property to be purchased at Closing, a signed copy of the General Assignment, along with an original California preliminary change of ownership report for each Property, the SNDA executed by Buyer and any mortgage lender with a lien on the relevant Property, and the MOL executed by Buyer, and any other documents reasonably required by Escrow Agent in connection with the Closing. Buyer shall also deliver to Escrow Agent documentation to establish to Escrow Agent’s reasonable satisfaction the due authorization of Buyer’s consummation of the transaction.

10.3	Costs. At the Closing:

a.	Transfer Taxes: Seller and Buyer shall each pay fifty percent (50%) of any and all transfer taxes and realty transfer fees incident to the conveyance of title to the Property to Buyer.

b.	Recording Costs: Seller and Buyer shall each pay fifty percent (50%) of the cost of recording the Deed;

c.	Title Insurance Premium: The cost of owner’s coverage under the Title Policy issued by the Title Insurer and the costs of any endorsements to such Title Policy shall be paid by Buyer;

d.	Financing Costs: Buyer shall pay any mortgage recording or intangibles tax and all other taxes, costs, fees or expenses relating to Buyer’s financing of the Property;

e.

Diligence Reports: Except as otherwise expressly provided in this Agreement, Seller shall pay the cost of the Survey, any zoning report, any property condition report, any Phase I environmental assessment and any Phase II environmental assessments (if required), any seismic reports or studies, the cost of an appraisal for each Property, and the title/search exam fees to prepare the Title Commitment, and Buyer reserves the right to order directly from the applicable vendors selected by Buyer any of these diligence reports for the Properties. This provision shall expressly survive Closing and any earlier termination of this Agreement;

f.	Escrow/Closing Fees: Any escrow/closing fees charged by the Title Insurer shall be split evenly by Buyer and Seller; and

g.

Other Costs: Except as otherwise set forth in this Agreement, Seller and Buyer shall pay their own respective costs incurred with respect to the consummation of the purchase and sale of the Property as contemplated herein, including, without limitation, attorneys’ fees.

h.

Closing Credit. Notwithstanding the foregoing to the contrary, in the event that the transaction contemplated by this Agreement closes, then Buyer shall either pay directly on the Closing Statement (to the extent such costs have not yet been paid by Seller to the vendors) or if such costs have been paid by Seller to the vendors credit Seller at Closing on the Closing Statement for the cost of (e) above (the “Due Diligence Costs”) for any Property that is purchased by Buyer, but in the event that Closing does not occur for a particular Property for any reason other than (1) Seller’s termination of this Agreement due to a default by Buyer pursuant to Section 11.2 of this Agreement (in which case Buyer shall reimburse Seller any Due Diligence Costs, as provided for in Section 11.2 below), (2) a termination of this Agreement by Seller due to a failure of the conditions precedent pursuant to Section 7.7 above (in which case Buyer shall reimburse Seller any Due Diligence Costs with respect to the applicable Property, as provided for in Section 7.7 above), or (3) Buyer’s termination of any Property prior to the expiration of the Inspection Date for any reason other than a Material Diligence Matter (in which case Buyer shall reimburse Seller any Due Diligence Costs with respect to the applicable property, as provided for in Section 7.3 above), then Seller shall remain responsible for such Due Diligence Costs for such terminated Properties, up to an aggregate amount of the Reimbursement. If the conditions precedent set forth in Section 7.5 above have been satisfied but the transaction does not close as a result of a default by Buyer pursuant to Section 11.2 below, then Buyer shall reimburse Seller any Due Diligence Costs incurred by Seller hereunder. If the conditions precedent set forth in Section 7.6 above have been satisfied, but the transaction does not close as a result of a default by Seller pursuant to Section 11.1 below, then Seller shall receive a credit against the Reimbursement to be paid by Seller to Buyer pursuant to Section 11.1 below for any such Due Diligence Costs paid by Seller and not reimbursed by Buyer to Seller hereunder. If such Due Diligence Costs are in excess of the amount of the Reimbursement, then Buyer shall pay such excess to Seller within ten (10) business days after the date of the termination of this Agreement and receipt by Buyer of written request from Seller together with reasonable back up evidence of such expenses paid by Seller.

11.	Default and Remedies.

11.1

Seller’s Default. If at any time on or before the Closing Date, Seller is in default of any of its obligations hereunder or any of Seller’s representations or warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect due to Seller’s intentional act in violation of this Agreement, and such default continues for five (5) Business Days after written notice from Buyer (which written notice shall describe such default with reasonable specificity, but in no event shall such notice and cure period be available to Seller for failure to close on the Closing Date), Buyer shall have the right to elect, as its sole and exclusive remedy, to: (A) subject to Seller’s rights set forth in Section 7.4 of this Agreement, terminate this Agreement with respect to the affected Property by written notice to Seller, promptly after which (x) the applicable portion of the Deposit (minus the Independent Consideration) shall be returned to Buyer, (y) Seller shall reimburse Buyer, with respect to the applicable terminated Property only, for its actual out-of-pocket costs incurred in connection with the negotiation and performance of this Agreement, including without limitation, Buyer’s due diligence costs and any fees or deposits made by Buyer to a potential lender), but in no event shall such reimbursement exceed an amount equal to the Reimbursement (as defined below), and (z) thereafter, the parties shall have no further rights or obligations hereunder except for indemnity and other obligations that expressly survive the termination of this Agreement, (B) waive the default or breach and proceed to close the Closing without any reduction of or credit against the Purchase Price, or (C) seek specific performance solely in the case of Seller’s failure or refusal to close the transaction under this Agreement; provided, however, that in the event specific performance is unavailable due to Seller’s intentional conveyance of any Property to a third party purchaser, then Buyer shall be entitled to recover from Seller its Reimbursement plus the difference between the Purchase Price for such Property under this Agreement and the purchase price that Seller sold the applicable Property to a third party purchaser. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within forty-five (45) days after the Closing Date. Buyer agrees that its failure to timely commence such an action for specific performance within such forty-five (45) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no right to file any lis pendens against the Property except in connection with a timely filing of an action for specific performance as set forth in this Section 11.1. As used herein the term “Reimbursement” shall mean an amount equal to Four Hundred Thousand and No/100 Dollars ($400,000.00) if Buyer terminates this Agreement with respect to all of the Properties or, if Buyer shall terminate this Agreement with respect to less than all of the Properties as a result of a default by Seller, the “Reimbursement” shall mean Four Hundred Thousand and No/100 Dollars ($400,000.00) times a fraction, the numerator of which shall be the number of Properties which Buyer does not purchase due to a default by Seller under this Agreement and the denominator of which shall be eleven (11) representing the original amount of Properties as of the Effective Date. The applicable Reimbursement shall be further reduced by the amount of any of Buyer’s Due Diligence Costs which were paid for by Seller pursuant to Section 10.3 above and were not otherwise reimbursed or credited to Seller by Buyer. The Reimbursement shall be limited to those out-of-pocket costs for which Buyer provides reasonable evidence of costs incurred

11.2

Buyer Default. If, (i) on the Closing Date, all conditions precedent to Buyer’s obligation to close have been satisfied or waived and Buyer fails to deliver the Purchase Price, or (ii) on or before the Closing Date, Buyer is in default of any of its other material obligations hereunder, or any of Buyer’s representations or warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect due to Buyer’s intentional act in violation of this Agreement and in each case such circumstance described in this clause (ii) continues for five (5) Business Days after written notice (which written notice shall describe such default with reasonable specificity) from Seller (each, a “Buyer Default”), then in each of (i) and (ii), Seller may elect, as it sole and exclusive remedy under this Agreement, to terminate this Agreement upon which the Deposit (less the Independent Consideration) shall be paid to Seller as liquidated damages and, thereafter, the parties shall have no further rights or obligations hereunder, except for obligations which expressly survive the termination of this Agreement. IF THIS AGREEMENT AND THE ESCROW IS TERMINATED SOLELY AS A RESULT OF BUYER’S DEFAULT PURSUANT TO THE TERMS OF THIS SECTION 11.2, SELLER SHALL HAVE THE RIGHT TO RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES AS SELLER’S SOLE AND EXCLUSIVE REMEDY, EXCEPT THIS SECTION SHALL NOT LIMIT SELLER’S CLAIMS FOR: (1) ATTORNEYS’ FEES UNDER SECTION 33 OF THIS AGREEMENT, (2) SELLER’S CLAIMS PURSUANT TO BUYER’S INDEMNITY OBLIGATIONS HEREUNDER THAT EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT, OR (3) REIMBURSEMENT OF THE DUE DILIGENCE COSTS PURSUANT TO SECTION 7.7 ABOVE. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY ACCORDING TO THIS AGREEMENT AND THAT, UNDER THE CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF ANY APPLICABLE STATUTE OR LAW, INCLUDING CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER ACCORDING TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. BY INITIALING THIS SECTION IMMEDIATELY BELOW, SELLER AND BUYER ACKNOWLEDGE THEIR APPROVAL OF THIS LIQUIDATED DAMAGES PROVISION.

/s/ NB	/s/ AR
Buyer’s Initials	Seller’s Initials

12.	Maintenance of Improvements and Operation of Property.

(a)	Insurance. Seller agrees to keep in effect until the Closing all insurance coverage which is in effect on the Effective Date.

(b)	Maintenance. Seller shall maintain all Improvements in the condition existing on the Effective Date (ordinary wear and tear, casualty and condemnation excepted).

(c)	Operation. Seller shall operate and manage the Property in a manner consistent with Seller’s practices in effect prior to the Effective Date.

(d)

Tenant Vacancy Condition. Seller covenants and agrees to cause the Tenant Vacancy Condition to be satisfied by the Closing Date, and will be responsible for all fees and costs in order to effectuate same. Seller will keep the Buyer reasonably apprised of the status of the Tenant Vacancy Condition upon Buyer’s request.

(e)	Service Contracts. Seller will not, so long as this Agreement remains in effect, enter into any Service Contracts of any nature which will be binding on Buyer or the Property from and after Closing.

(f)

No New Encumbrances. From and after the Effective Date until the date and time of the Closing, Seller shall not convey any portion of the Property or any rights therein, or enter into any conveyance, security document, easement or other agreement, or amend any existing agreement, granting to any Person (other than Buyer) any rights with respect to the Property or any part thereof or any interest whatsoever therein, without Buyer’s prior written consent.

13.	Casualty/Condemnation.

13.1

Minor Loss. Subject to the terms and conditions of this Agreement, Buyer shall be bound to purchase the applicable Property for the allocated Purchase Price, without regard to the effect of any damage to the Property or condemnation of any portion of the Property, provided that in the case of a casualty, the casualty is not a Material Casualty, or in the case of a condemnation or threatened condemnation, the condemnation or threatened condemnation is not a Material Condemnation.

13.2

Material Casualty/Condemnation. In the event of a Material Casualty or a Material Condemnation, Buyer may, at its option to be exercised within 15 Business Days after receipt of notice of the occurrence of the damage or the actual or threatened commencement of condemnation proceedings, either terminate this Agreement with respect to the affected Property or, subject to Seller’s rights pursuant to Section 7.4 above, consummate the purchase for the full Purchase Price allocated to such Property as required by the terms hereof.

(a)

Buyer Elects to Terminate. If Buyer elects to terminate this Agreement with respect to the affected Property by delivering written notice thereof to Seller, then this Agreement shall terminate with respect to the affected property, the applicable portion of the Deposit allocated to such terminated Property shall be returned to Buyer and neither party shall have any further rights or obligations hereunder with respect to the terminated Property, except for those which expressly survive any such termination.

(b)

Buyer Does Not Elect to Terminate. If Buyer elects to proceed with the purchase or fails to give Seller notice within such 15 business day period that Buyer elects to terminate this Agreement, then this Agreement shall remain in full force and effect with respect to the affected Property.

13.3	Awards and Proceeds.

(a)

Credit. Upon the Closing, if Buyer is not entitled to or elects not to terminate this Agreement pursuant to Section 13.1 and Section 13.2 above, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or condemnation, plus the amount of any insurance deductible, less any reasonable sums expended by Seller toward the collection of such proceeds or awards or to restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed).

(b)

Assignment. If the proceeds or awards have not been collected as of the Closing, then the Purchase Price hereunder shall not be adjusted or subject to credit and such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for any reasonable sums expended to collect such proceeds or awards or to repair or restore the Property.

14.	Assignment.

14.1

Assignment by Buyer. From and after the Effective Date, Buyer may not, without the prior written consent of Seller assign, transfer, or convey all or any part of its interests as Buyer in this Agreement. Notwithstanding anything to the contrary set forth in this Section 14.1, on or before the Closing, Buyer shall have the right to fully or partially assign Buyer’s interests in this Agreement (i) at any time on or prior to Closing, to one or more entities that are controlled by or under common control with Buyer (through either day to day management of the investment or voting control of the entity) or in which MountainSeed Holdings, LLC maintains a direct or indirect ownership interest, and (ii) at Closing, to one or more entities, in order to take title to the Property and close the applicable transaction with respect to such Property, in each of (i) and (ii) without Seller’s consent, and upon such assignment any such entity shall be deemed to have assumed all of the Buyer’s obligations under this Agreement applicable to such Property and shall provide written evidence of such assumption to Seller.

14.2

Assignment by Seller. From and after the Effective Date, Seller shall not, without the prior written consent of Buyer, which consent Buyer may withhold in its sole discretion, assign, transfer, convey, hypothecate or otherwise dispose of all or any part of its right, title and interest in the Property.

15.	Broker and Broker’s Commission.

15.1	Intentionally Omitted.

15.2

Indemnity. Buyer and Seller each warrant and represent to the other that such party has not and will not employ a real estate broker or agent in connection with the transaction contemplated hereby. Each party agrees to indemnify and hold the other harmless from any loss or cost, including reasonable attorney’s fees actually incurred, suffered or incurred by it as a result of the other’s representation herein being untrue. The foregoing indemnities will survive Closing.

16.	Notices.

16.1

Form of Notice. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by (a) hand, (b) nationally-recognized overnight express delivery service, or (c) by e-mail of a letter in “pdf” format, with “LEGAL NOTICE” in the subject line, to the addresses set out below:

SELLER:

Plumas Bank
35 S. Lindan Avenue
Quincy, California 95971
Attn: Richard Belstock, Chief Financial Officer
Telephone: 530-283-7325, Ext. 8901
E-mail: richard.belstock@plumasbank.com

With a copy to:

Sheppard Mullin LLP
Four Embarcadero Center, Suite 1700
San Francisco, California 94111
Attn: Doug Van Gessel
Telephone: 415-774-2889
E-mail: dvangessel@sheppardmullin.com

BUYER:

MountainSeed Real Estate Services, LLC
2100 Powers Ferry Rd SE, Suite 300
Atlanta, Georgia 30339
Attn: Dan Wharton, General Counsel
E-mail: dwharton@mountainseed.com

With a copy to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attn: Jennifer F. West
Telephone: (404) 881-7856
E-mail: jennifer.west@alston.com

ESCROW AGENT:

Fidelity National Title Group,
3301 Windy Ridge Parkway, Suite 300
Atlanta, Georgia 30339
Attn: Christopher Valentine
Telephone: (404) 419-3203
E-Mail: chris.valentine@FNTG.com

16.2

Effective Date of Notice. Any notice shall be given: (a) on the date of delivery, if delivered by hand; (b) on the date placed in the possession of an overnight express delivery service; or (c) on the date of transmission, if sent by email in portable document format; provided that any time period allowed by this Agreement for a response to any notice so given, will not commence until receipt of the notice given.

16.3

Deemed Receipt. Refusal to accept delivery or inability to make delivery because of a change of address as to which no timely prior notice was given will conclusively constitute receipt of the notice given.

16.4

Change of Address. Either Seller or Buyer may change its address for notice to another address in the continental United States by giving written notice to the other not less than 10 calendar days prior to the effective date of the change of address.

17.	Governing Law. This Agreement shall be construed and interpreted under the laws of the State of California.

18.

Construction. The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against the maker thereof.

19.

No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

20.

Entire Agreement. This Agreement and the documents incorporated herein by reference contain the entire agreement of the parties hereto with respect to the Property, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein or incorporated herein by reference shall be of any force or effect.

21.

Binding Effect. Subject to Section 14, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

22.

Amendments. No amendment to this Agreement shall be binding on any of the parties hereto unless such amendment is in writing and is executed by the party against whom enforcement of such amendment is sought.

23.

Date For Performance. If the time period or date by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a non-Business Day, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

24.

Recording. Seller and Buyer agree that they will not record this Agreement. Seller and Buyer agree, upon request of Buyer, to execute and record a memorandum of this Agreement within 3 days after Buyer’s request therefor, on a form reasonably acceptable to the parties.

25.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument. Electronic or facsimile signatures shall have the same force and effect as original signatures.

26.

Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

27.	Time of Essence. Time is of the essence of this Agreement.

28.	Tax Free Exchange

Notwithstanding any terms to the contrary in the Agreement, either party shall have the right to transfer the Property in a manner qualifying the sale as part of a tax deferred exchange pursuant to the provisions of Section 1031 of the Internal revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (hereinafter referred to as an “Exchange”). In the event that a party enters into an Exchange, (i) the other party shall consent to the assignment of the proceeds of this Agreement to a qualified “intermediary”; (ii) Buyer shall pay the Purchase Price to the intermediary; and (iii) the other party shall cooperate with respect to the Exchange, including the execution and delivery of any documents necessary to qualify the sale of the Property for the like-kind exchange treatment under the Code and the Treasury Regulations promulgated thereunder. The foregoing agreements are made on condition that (i) the cooperating party incurs no additional cost or expense in connection with the Exchange; (ii) the Exchange shall in no way affect the rights of the cooperating party under any other paragraph of the Agreement; and (iii) the cooperating party shall not be required to acquire title to any other real estate property in connection with the Exchange.

29.	Intentionally Omitted.

30.

Exclusivity. So long as this Agreement remains in effect with respect to any Property, Seller shall not, directly or indirectly, list such Property with any broker or otherwise solicit or make or accept any offers to sell such Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of such Property, enter into any contracts or agreements (whether binding or not) regarding any disposition of such Property or take any action to encourage or facilitate any of the foregoing or the making of any proposals or inquiries that may reasonably be expected to lead to any of the foregoing. The terms of this Section 30 shall not apply to any Property once Buyer has terminated this Agreement with respect thereto.

31.

Survival. No representations, warranties, covenants or agreements of Seller or Buyer contained herein shall survive the Closing or the earlier termination of this Agreement, except as expressly provided in this Agreement.

32.

Natural Hazard Disclosure Requirement Compliance. Seller has commissioned an affiliate of the Escrow Holder (“Natural Hazard Expert”) to prepare a natural hazard disclosure statement (the “Natural Hazard Disclosure”) in accordance with Section 1103.2 of the California Civil Code including all required disclosures pursuant to California Government Code Sections 8589.3, 8589.4 and 51183.5, California Public Resources Code Sections 2621.9, 2694 and 4136 and other applicable Laws. Buyer acknowledges that the Natural Hazard Disclosure shall serve to satisfy any and all disclosure requirements relating to the matters referenced in the Natural Hazard Disclosure. Seller does not warrant or represent either the accuracy or completeness of the information in the Natural Hazard Disclosure, and Buyer shall use the same merely as a part in its overall investigation of the Property. Without limiting the foregoing, in no event or circumstance shall Seller be required to take any action with respect to the disclosures made in the Natural Hazard Disclosure nor shall Seller have any liability with respect to the matters reflected therein, unless otherwise expressly agreed by Buyer and Seller in writing following review of the Natural Hazard Disclosures. Seller hereby represents, and Buyer also acknowledges, that the sole inquiry and investigation Seller conducted in connection with the environmental condition of the Property is to obtain the environmental report(s) which are part of Seller’s Deliveries. Buyer hereby acknowledges that, for purposes of California Health and Safety Code Section 25359.7, Seller has acted reasonably in relying upon said inquiry and investigation, and the delivery of this Agreement constitutes any required written notice to Buyer under such code section.

33.

Attorneys’ Fees. If any action or proceeding is brought to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party, in addition to all other damages, all costs and expenses of such action or proceeding, including but not limited to actual attorneys’ fees, witness fees’ and court costs as determined by a court of competent jurisdiction in a final, non-appealable decision. The phrase “prevailing party” as used in this Section 33 shall include a party who receives substantially the relief desired whether by dismissal, summary judgment or otherwise.

34.

Successor Liability – California. Seller shall be solely liable for any tax or fee administered by the California Franchise Tax Board, the California Department of Tax and Fee Administration, or the California Employment Development Department, including, without limitation, any California franchise, income, sales, or use tax, arising with respect to Seller’s period of ownership of the Properties. Seller agrees to timely pay any such tax or fee in full as and when due and shall fully indemnify Buyer for any successor liability arising with respect thereto. This Section 34 shall survive Closing without limitation for the Survival Period, Cap Amount, or Basket Amount.

[END OF AGREEMENT – SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and sealed by its authorized signatory.

SELLER / LEASEBACK TENANT:

PLUMAS BANK, a California corporation

By: /s/ Andrew Ryback
Name: Andrew Ryback
Title: President and CEO

BUYER:

MOUNTAINSEED REAL ESTATE SERVICES,

LLC, a Georgia limited liability company

By: /s/ Nathan Brown
Name: Nathan Brown
Title: President

[Signature Page 1 of 1 to Purchase and Sale Agreement]